FactSet Research Systems Inc. 601 Merritt 7 Norwalk, Connecticut 06851 203.810.1000 / 203.810.1001 Fax	Exhibit 99.1

News Release FOR IMMEDIATE RELEASE	Contact: Peter Walsh FactSet Research Systems Inc. 203.810.1000

FactSet Research Systems Reports Results for the Second Quarter of Fiscal 2009

•	Revenues up 12%; ASV growth of $4 million in Q2

•	Operating margins increased to 33.2%

•	Net income growth of 17%; EPS rose 20% to $0.71

•	Q3 EPS guidance of $0.72 to $0.74, a double digit percentage increase at all points in the range

•	Share repurchase program increased by $100 million

Norwalk, Connecticut – March 17, 2009 – FactSet Research Systems Inc. (NYSE: FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the second quarter of fiscal 2009.

For the quarter ended February 28, 2009, revenues increased to $156.5 million, an increase of 12% compared to the prior year. Operating income for the second quarter advanced to $52.0 million, up 20% from $43.2 million in the same period of fiscal 2008. Operating margins rose to 33.2%. Net income rose to $34.6 million as compared to $29.5 million a year ago. Diluted earnings per share increased to $0.71, up 20% from the same period of fiscal 2008.

Consolidated Statements of Income

(Condensed and Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	Feb 28, 2009	Feb 29, 2008	Change	Feb 28, 2009	Feb 29, 2008	Change
Revenues	$156,542	$140,238	11.6%	$312,174	$274,413	13.8%
Operating income	52,036	43,240	20.3%	103,365	85,737	20.6%
Other income	197	1,431	(86.2)%	815	3,473	(76.5)%
Provision for income taxes	17,678	15,179	16.5%	34,041	30,319	12.3%
Net income	34,555	29,492	17.2%	70,139	58,891	19.1%
Diluted earnings per common share	$0.71	$0.59	20.3%	$1.44	$1.17	23.1%
Diluted weighted average common shares	48,500	50,023		48,768	50,388

Philip A. Hadley, Chairman and CEO said, “We’re in the midst of a once-in-a lifetime set of difficult economic conditions. Despite this environment, FactSet today announced robust top and bottom-line growth. In a market that is contracting, share increases drive revenue growth. We believe that these results and our positive ASV change indicate that our market share is increasing.”

Annual Subscription Value (“ASV”)

ASV increased $4 million organically during the second quarter. ASV rose 8% or $48 million over the last year and was $623 million at February 28, 2009. Of this total, 80% of ASV derives from buy-side clients and the remainder from the sell-side firms who perform M&A advisory work and equity research. The ASV change for the quarter included $7.0 million from the annual price increase for U.S. investment management clients. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all annual subscription services currently being supplied to clients.

FactSet Fundamentals

Revenues from FactSet Fundamentals were $1.0 million. FactSet Fundamentals generated an operating loss of $2.6 million and diluted earnings per share by $0.03 per share during the second quarter. The build-out of FactSet’s content collection operation continues ahead of schedule. There are currently 230 FactSet employees dedicated to this project. We expect that this number will increase to approximately 600 over the next six months.

Reduction to Annual Expense Base

FactSet’s annual expense base has been reduced by $26 million during the first half of fiscal 2009. The drivers of the decrease were favorable currency rates and streamlining FactSet’s operations. The strengthening of the U.S. dollar particularly against the British Pound and Euro reduced FactSet’s annual overseas expense base by $16 million. This reduction improved FactSet’s profitability, since 96% of the Company’s revenues are billed in U.S. dollars.

In the summer of 2008, the Company embarked on an initiative to locate operational efficiencies. More than 40 ideas have or are in the process of being implemented. Recurring annual expense savings thus far have reached $10 million per year. The savings were captured without impacting the quality of FactSet’s product and service.

Share Repurchase Program

On March 16, 2009, the Board of Directors approved a $100 million expansion to the existing share repurchase program. The Company repurchased 413,400 shares for $17.2 million during the second quarter. Including the expansion, $145 million remains authorized for future repurchases. Repurchases will be made from time to time in the open market and privately negotiated transactions, subject to market conditions. No minimum number of shares to be repurchased has been fixed. There is no timeframe to complete the repurchase program and it is expected that share repurchases will be paid using existing and future cash generated by operations.

Other Financial Highlights

•	ASV from FactSet’s U.S. operations was $425 million, while overseas operations support ASV of $198 million.

•	U.S. revenues were $107 million, up 10% from the year ago quarter.

•	Non-U.S. revenues increased 16% to $50 million.

•	The annual effective tax rate at the end of the quarter was 33.8%, down from 34.2% a year ago.

Operational Highlights

•	Users were 38,700 at quarter end, a decline of 1,500 professionals over the past three months.

•	Client count was 2,067 at February 28, 2009, a net decrease of 12 clients.

•	Annual client retention rate was greater than 95% of ASV and 90% of clients.

•	PA 2.0 was deployed by 652 clients and 5,773 users at quarter end. Users decreased by 94 during the quarter, while the number of clients increased by three.

•	Employee count at February 28, 2009 was 2,150, up 96 employees during the quarter. Excluding FactSet Fundamentals, the increase in employees was 58 or 3% since August 31, 2008.

•	Capital expenditures were $6.4 million, net of landlord contributions for construction. Expenditures for office space expansion were $4.9 million and the remainder covered computer equipment.

•	Common shares outstanding at February 28, 2009 were 46.9 million.

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of March 17, 2009. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Third Quarter Fiscal 2009 Expectations

•	Revenues are expected to range between $153 million and $157 million.

•	EPS should range between $0.72 and $0.74. This guidance represents a double digit percentage increase in EPS at all points in the range and includes $0.03 dilution from FactSet Fundamentals.

Full Year Fiscal 2009

•	The 2009 guidance for capital expenditures, net of landlord contributions, has been lowered by $10 million. The range is now $22 million to $28 million.

Forward looking statements

This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like “expected,” “anticipates,” “plans,” “intends,” “projects,” “should,” “indicates,” “continues,” “subscriptions” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company’s leading technological position; the impact of global market trends on the Company’s revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the continued performance of Thomson Reuters under the TSA; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

Conference Call

The Company will host a conference call today, March 17, 2009 at 11:00 a.m. (EST) to review the second quarter fiscal 2009 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

About FactSet

FactSet Research Systems Inc. combines integrated financial information, analytical applications, and client service to enhance the workflow and productivity of the global investment community. The Company, headquartered in Norwalk, Connecticut, was formed in 1978 and now conducts operations from more than twenty-four locations worldwide.

FactSet Research Systems Inc.

Consolidated Statements of Income—Unaudited

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	Feb 28, 2009	Feb 29, 2008	Feb 28, 2009	Feb 29, 2008
Revenues	$156,542	$140,238	$312,174	$274,413

Operating expenses
Cost of services	52,537	47,478	105,870	92,421
Selling, general and administrative	51,969	49,520	102,939	96,255

Total operating expenses	104,506	96,998	208,809	188,676

Operating income	52,036	43,240	103,365	85,737

Other income	197	1,431	815	3,473

Income before income taxes	52,233	44,671	104,180	89,210

Provision for income taxes	17,678	15,179	34,041	30,319

Net income	$34,555	$29,492	$70,139	$58,891

Basic earnings per common share	$0.74	$0.61	$1.49	$1.22
Diluted earnings per common share	$0.71	$0.59	$1.44	$1.17

Weighted average common shares (Basic)	47,000	48,069	47,206	48,225
Weighted average common shares (Diluted)	48,500	50,023	48,768	50,388

FactSet Research Systems Inc.

Consolidated Statements of Financial Condition—Unaudited

(In thousands)	February 28, 2009	August 31, 2008
ASSETS
Cash and cash equivalents	$132,308	$117,986
Investments	—	25,032
Accounts receivable, net of reserves	81,621	74,859
Prepaid FactSet Fundamentals database updates—current	3,540	6,377
Prepaid taxes	382	1,090
Deferred taxes	3,552	3,271
Other current assets	4,707	5,908

Total current assets	226,110	234,523
Property, equipment, and leasehold improvements, net	91,589	91,113
Goodwill	171,527	187,780
Intangible assets, net	45,654	58,333
Prepaid FactSet Fundamentals database updates—non-current	—	2,000
Deferred taxes	12,139	10,279
Other assets	4,246	3,246

Total assets	$551,265	$587,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,676	$22,366
Accrued compensation	23,485	38,095
Deferred fees	24,503	23,531
Dividends payable	8,447	8,634

Total current liabilities	79,111	92,626
Deferred taxes	3,634	5,122
Taxes payable	4,937	3,905
Deferred rent and other non-current liabilities	19,876	20,150

Total liabilities	$107,558	$121,803

Stockholders’ Equity
Common stock	$575	$571
Additional paid-in capital	224,336	206,585
Treasury stock, at cost	(370,771)	(311,248)
Retained earnings	620,594	567,381
Accumulated other comprehensive (loss) income	(31,027)	2,182

Total stockholders’ equity	443,707	465,471

Total liabilities and stockholders’ equity	$551,265	$587,274

FactSet Research Systems Inc.

Consolidated Statements of Cash Flows—Unaudited

	Six Months Ended
(In thousands)	Feb 28, 2009	Feb 29, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$70,139	$58,891
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,001	14,932
Stock-based compensation expense	7,660	7,612
Deferred income taxes	(3,477)	(1,928)
Gain on sale of assets	(111)	(65)
Tax benefits from share-based payment arrangements	(1,487)	(6,981)
Changes in assets and liabilities, net of effects of business acquired
Accounts receivable, net of reserves	(6,764)	(10,712)
Accounts payable and accrued expenses	1,069	(625)
Accrued compensation	(13,271)	(9,272)
Deferred fees	972	(3,241)
Taxes payable, net of prepaid taxes	3,980	(4,468)
Landlord contributions	687	207
Other working capital accounts, net	(979)	457

Net cash provided by operating activities	75,419	44,807

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	—	(13,891)
Proceeds from sales of investments	25,260	18,893
Purchases of investments	—	(25,103)
Purchases of property, equipment and leasehold improvements	(15,780)	(13,060)

Net cash provided by (used in) investing activities	9,480	(33,161)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(17,013)	(11,543)
Repurchase of common stock	(59,523)	(65,387)
Proceeds from employee stock plans	8,401	12,678
Tax benefits from share-based payment arrangements	1,487	6,981

Net cash used in financing activities	(66,648)	(57,271)

Effect of exchange rate changes on cash and cash equivalents	(3,929)	171

Net increase (decrease) in cash and cash equivalents	14,322	(45,454)

Cash and cash equivalents at beginning of period	117,986	168,834

Cash and cash equivalents at end of period	$132,308	$123,380